EXHIBIT 10.2

MODIFICATION TO PROMISSORY NOTE

WHEREAS, on January 1, 1995, Lee Pharmaceuticals (“Maker”) and Lee Foundation (“Holder”) entered into an agreement (“Note”) whereby Lee Pharmaceuticals was to pay to Lee Foundation the sum of Two Hundred Fifty Thousand Dollars; and

WHEREAS, the parties thereto desire to modify said Note;

NOW, THEREFORE, the parties modify said Note as follows:

1.       The maturity date of the Note is extended from January 1, 2005, until January 1, 2010.

2.       This Note may be extended for an additional five years beyond the maturity date at the option of Lee Pharmaceuticals.

3.       All other terms and conditions of the Note remain the same.

February 24, 2005	RONALD G. LEE
Date	Lee Pharmaceuticals – Ronald G. Lee

February 24, 2005	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals – Michael L. Agresti